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                                                                   EXHIBIT 2.2.5

                       SUPPLEMENTAL AGREEMENT WITH RESPECT
                           TO ASSET PURCHASE AGREEMENT

      This Supplemental Agreement With Respect To Asset Purchase Agreement is made this 30th day of September, 2004 by and among FORTRESS NBA ACQUISITION, LLC, a Delaware limited liability company, FORTRESS INVESTMENT FUND II LLC, a Delaware limited liability company (collectively, "Fortress"), THE NATIONAL BENEVOLENT ASSOCIATION OF THE CHRISTIAN CHURCH (DISCIPLES OF CHRIST), a Missouri not-for-profit corporation, and each of its affiliated companies signatory hereto (collectively, "NBA"), and the Official Committee of Residents appointed in the Chapter 11 Case of NBA (the "Residents Committee").

      WHEREAS, Fortress and the NBA have entered into an Asset Purchase Agreement (the "APA") dated September 3, 2004; and

      WHEREAS, Fortress, the NBA and the Residents Committee wish to supplement the APA for the purposes, on the terms and conditions and in consideration of the mutual undertakings herein provided for;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fortress, the NBA and the Residents Committee hereby agree as follows, any terms used herein having the same meaning for purposes hereof as in the APA :

      1. Notwithstanding Section 5.06(b)(xv) of the APA regarding the effect of the Final Order and Stipulation dated May 6, 2004

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            regarding the Debtors' Motion to Maintain and Honor Obligations
            Relating to Entrance Fee Programs at the Debtors' Senior Care Living Facilities(1) (the "May 6 Order"), Purchaser shall be obligated to refund Entrance Fees as follows: Any resident who moved into a Facility prior to February 3, 2004, and vacates his/her Apartment at such Facility on or after the Closing (as defined in the APA) and who is entitled to the refund of Entrance Fees under the terms of a Occupancy Agreement executed by such resident, and whose Apartment is (or has been) reoccupied on or after the Closing (as defined in the APA) by an incoming resident (unless such resident's existing Occupancy Agreement provides for the refund of Entrance Fees at a time that is prior to reoccupation of such Apartment, in which case the payment of any refund shall occur at the time set forth in such Occupancy Agreement), shall be entitled to an Entrance Fee refund equal to 75% (or the percentage set forth in the former resident's Occupancy Agreement, if different) of the original Entrance Fee paid by such former resident, regardless of the amount or whether any new Entrance Fee is paid by such incoming resident, subject however to any setoff provisions provided in such former resident's Occupancy Agreement.

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(1) For purposes of this paragraph, capitalized terms used herein not defined herein shall have the meanings ascribed to them in the May 6 Order.

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      2.    The phrase "average occupancy rate" contained in Section 2.11(a)(ii)
            of the APA shall mean the average daily occupancy rate of a Facility's independent living units during any immediately trailing 90-day period during the one year-period subsequent to Closing (as such term is defined in the APA) the acquisition of such Facility by Fortress from NBA.

      3. For purposes of calculating whether a Facility's occupancy rate as of the Closing (as such term is defined in the APA) is at least 98% of such Facility's occupancy rate as of the date of the APA in accordance with the proviso of Section 2.11(a)(ii) of the APA, any reduction in the occupancy rate as of the Closing shall not be deemed to be less than 98% of the occupancy rate as of the date of the APA if the reduction in such occupancy rate is due to a reduction in occupancy of two or fewer independent living units at such Facility.

      4. In order to determine the occupancy of a Facility for purposes of the proviso to Section 2.11(a)(ii) of the APA during any immediately trailing 90 day period during the one-year period subsequent to Closing, neither departures resulting from the death of a resident nor departures resulting from the transfer of a resident from an independent living unit into another care program at the Facility (e.g.,. a transfer from the Independent Living units to the Skilled Nursing Facility, Assisted Living Facility or Alzheimer's

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            Facility) shall be considered in determining the occupancy of a
            Facility.

      5. Provided that the APA, as supplemented herein, or an APA containing, at a minimum, the same provisions related to Residents, is approved by the Bankruptcy Court, the Residents Committee agrees it will not commence any Resident Litigation or assert any claim for cure amounts on account of the assumption by NBA and/or the assignment to Purchaser pursuant to the APA of the Residency Agreements, provided that to the extent any claims for the routine maintenance or ordinary services to be provided by NBA with respect to a residential unit covered by any Residency Agreement would be considered to give rise to a cure amount and would have been asserted absent such assumption and/or assignment, such claim by a resident shall not be barred hereby. The Residents Committee (i) hereby waives and releases, on behalf of itself, any and all rights that it may have to commence or prosecute any Resident Litigation or to assert any claim for cure amounts on account of the assumption by NBA and/or assignment to Purchaser pursuant to the Residency Agreements and (ii) agrees that, except as may be required by court or administrative order, it will not provide to any third party any information or analysis of any kind relating to any such Resident Litigation or cure amounts; provided, however, that the terms of this paragraph shall be of no

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            force or effect if the APA is terminated or if the Closing does not occur prior to March 31, 2005; and further provided that nothing herein shall prevent either the Debtors from enacting any rate increase prior to the Closing or the Residents Committee from objecting to or otherwise seeking to stay any such rate increase; and further provided, that in the event that the Debtors do implement an increase in the base rent or monthly service fees, then the rates as of the Closing shall be adjusted to be the rates in effect on the date of the execution of the APA.

      6. NBA undertakes in connection with this Supplemental Agreement no obligation or liability, other than to accept and comply as pertinent to it with the application of the foregoing provisions of this Supplemental Agreement, and shall undertake no other obligation or liability except and to the extent separately agreed by NBA and approved by the Bankruptcy Court and any other governmental authority having jurisdiction over NBA as may be required by law. No liability incurred by any other party hereto or any other person in connection with this Supplemental Agreement shall be borne by NBA.

      7. Each party shall use its commercially reasonable best efforts to enter into any agreement or to execute and deliver any instrument or document, and to take any other action, that may be or become necessary to put into effect the provisions and purposes of this

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            Supplemental Agreement, including to negotiate in good faith with respect to any supplemental term or condition necessary to give effect hereto and thereto, and will (except as may be beyond its competence under applicable law) support this Supplemental Agreement in any governmental or judicial proceeding seeking approval of any aspect hereof.

      8. All obligations of Purchaser hereunder are guaranteed by FORTRESS INVESTMENT FUND II LLC to the same extent as the obligations of Purchaser under the APA are guaranteed by it in accordance with the APA

      9. Insofar as this Supplemental Agreement supplements the APA this Supplemental Agreement shall only be enforceable to the extent the APA becomes enforceable against NBA, including upon any necessary approval of the APA by the Bankruptcy Court. Insofar as any obligation of the Residents Committee hereunder requires approval of the Bankruptcy Court, such obligation shall only become enforceable upon such approval.

      10. Additionally, this Supplemental Agreement shall not become binding and effective prior to entry of a final, non-appealable order by the Bankruptcy Court (i) approving entry by NBA and the Residents Committee into this Supplemental Agreement and (ii) binding all or substantially all (within the discretion of the NBA)

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            of the residents of the Facilities to all of the same terms as those to which the Residents Committee is hereby agreeing pursuant to paragraph 5 of this Supplemental Agreement. All residents of the Facilities shall be given prior written notice of, and an opportunity to be heard in connection with any proceeding seeking such order. All residents who either fail to object to such approval or who file an objection to such approval that is overruled shall be bound by the terms of such order. The Residents Committee shall support any pleading or pleadings filed with the Bankruptcy Court seeking entry of such order, and shall use its reasonable efforts to enlist the support for such order of the residents of the Facilities and any residents councils for the individual Facilities.

      11. The several undertakings of the parties set forth in this Supplemental Agreement are non-severable and shall only be enforceable if all the obligations of all the parties hereto are enforceable.

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      12.   This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York.

OFFICIAL COMMITTEE OF RESIDENTS

By:  /s/ AJ Barr
    _________________________________
Name: AJ Barr
Capacity: Chair, official committee of Residents

FORTRESS NBA ACQUISITION, LLC

By:  /s/ William Doniger
    _________________________________
Name: William Doniger
Capacity:

FORTRESS INVESTMENT FUND II LLC

By:  /s/ William Doniger
    _________________________________
Name: William Doniger
Capacity:

THE NATIONAL BENEVOLENT ASSOCIATION OF THE CHRISTIAN CHURCH (DISCIPLES OF
CHRIST)

By:  /s/ Cynthia Rae Dougherty
    _________________________________
Name: Cynthia Rae Dougherty
Capacity: NBA President

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